SEACOR SMIT INC.
                           1370 AVENUE OF THE AMERICAS
                               NEW YORK, NY 10019

                                                                    Exhibit 10.2
                                                                    ------------

                                February 23, 2001


Mr. Brian Cheramie
15563 East Main Street
Cut Off, Louisiana 70345

                  Re: Amendment to Stock Purchase Agreement by and between SEACOR SMIT Inc. and Brian Cheramie
                           ----------------------------------------------------

Dear Mr. Cheramie:

                  This letter agreement is written in reference to that certain Stock Purchase Agreement, dated as of January 30, 2001 (the "Stock Purchase Agreement"), by and between SEACOR SMIT Inc. (the "Purchaser") and you (the "Seller"). Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.

                  For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we agree that the Stock Purchase Agreement is hereby amended as follows:

                  1. Section 2.2(b) of the Stock Purchase Agreement shall be amended to read in its entirety as follows:

                  "(b) On the Closing Date, (i) the Purchaser shall pay to the Seller the sum of (A) $37,495,172.00 and (B) an amount equal to interest thereon at the rate of 6.5% per annum from the January 1, 2001 through and including the Closing Date (which amounts to $360,570.01), which sum is equal to $37,855,742.01 (the "Estimated Purchase Price"), minus (C) $500,000 held in the Earnest Money Escrow Fund, by delivering to the Seller a certified or bank cashier's check in New York Clearing House Funds, payable to the order of the Seller or, at the Seller's option, by wire transfer of immediately available funds into an account designated by the Seller in writing not later than three Business Days prior to the Closing Date and (ii) the Purchaser and the Seller shall instruct the Earnest Money Escrow Agent to deliver $500,000 of the Earnest Money Escrow Fund to the Seller and the balance of the Earnest Money Escrow Fund to the Purchaser."

                  2. Section 9.1(b)(iii) is hereby amended to read in its entirety as follows:

                  "(iii) any and all liabilities, losses, obligations, damages, costs and expenses (collectively, "Losses") of the Seller of every

Mr. Brian Cheramie
February 23, 2001
Page 2 of 3

         kind, nature and description, arising out of the operation of the businesses of the Companies after the Closing Date; and"

                  3. Section 9.4(f) is hereby amended to read in its entirety as follows:

                  "(f) Except as otherwise provided in Section 2.3, any dispute as to any matter covered by this Section 9.4 shall be resolved by an independent accounting firm mutually acceptable to the Seller and the Purchaser. The fees and expenses of such accounting firm shall be borne equally by the Seller and the Purchaser."

                  4. The following Section 9.4(i) is hereby added to the Stock Purchase Agreement:

                  (i) Section 388(h)(10) Election.

                  (i) At the election of the Purchaser, the Seller shall join with the Purchaser in filing an election under Section 338(h)(10) of the Code and under any comparable provisions of state, local, or foreign law with respect to the purchase of the outstanding stock of G&B and/or Gilco, as applicable (an "Election") provided that (i) the Purchaser notifies Seller's Accountants whether the Purchaser will make an Election no later than 45 days prior to the due date of such Election (the "Notification Date"), (ii) the Purchaser provides Seller's Accountants on the Notification Date with a completed copy of Internal Revenue Service Form 8023-A and any similar forms under applicable state, local, or foreign law (the "Election Forms"), (iii) the Purchaser provides Seller's Accountants with a statement setting forth the Election Tax Cost (including the applicable tax calculations for the Seller), and (iv) Seller's Accountants agree to the amount of the Election Tax Cost (a determination which shall be made reasonably). If the above conditions are satisfied, then not later than five days prior to the due date of the Election, a supplemental closing will occur at which:

                           (A) the Seller shall execute the Election Forms;

                           (B) the Purchaser shall pay to the Seller the Election Tax Cost; and

                           (C) the Purchaser shall deliver to the Seller an agreement pursuant to which (1) the Purchaser agrees to indemnify the Seller against any costs (including additional Taxes due) if the Internal Revenue Service or any other taxing authority should dispute the validity of the Election under the circumstances or asserts a claim that would result in the amount paid by the Purchaser pursuant to clause (B) above being insufficient to make the Seller whole (i.e., that the Seller is in a worse economic position than he would have been if the Election had not been made) and (2) the Seller agrees that, if the Election is determined to be invalid, the Seller shall refund to the Purchaser the amount, if any, by which the amount paid by the Purchaser to the Seller pursuant to clause (B) above exceeds the amount

Mr. Brian Cheramie
February 23, 2001
Page 3 of 3

         of Taxes ultimately determined to be payable by the Seller and costs incurred by the Seller relating to the Election (it being understood and agreed that, to the extent any or all of such excess has been paid to and not refunded by the applicable taxing authority, the Seller shall not be required to pay all or such portion of such excess to the Purchaser until the Seller has received a refund therefor; it being further understood and agreed that the Seller will use reasonable commercial efforts, at the Purchaser's cost and expense to obtain any Tax refunds available).

                  (ii) The term "Election Tax Cost" shall mean, with respect to each of the G&B Shares and the Gilco Shares, as the case may be, an amount, equal to the excess (if any) of (w) the amount of federal income and Louisiana state income Taxes payable by the Seller with respect to the sale of the G&B Shares or the Gilco Shares, as the case may be, as a consequence of an Election over (x) the amount of federal income and Louisiana state income Taxes that would have been payable by the Seller with respect to the sale of the G&B Shares or Gilco Shares, as the case may be, if an Election had not been made. The Election Tax Cost shall be calculated on an after tax basis, so that the total amount received by the Seller is grossed up to include additional federal income Taxes and Louisiana state income resulting from the receipt of Election Tax Cost.

                  (iii) The Purchaser shall reimburse the Seller for all reasonable out-of-pocket expenses incurred in connection with an Election, including, without limitation, the reasonable fees and expenses of Seller's Accountants.

                  5. We hereby agree that, except as amended hereby, the Stock Purchase Agreement remains in full force and effect in accordance with its terms.

                  If the foregoing accurately reflects our understanding and agreement, please so indicate by signing a copy of this letter in the space provided below and returning it to the undersigned.

                                   Very truly yours,

                                   SEACOR SMIT INC.


                                   By:  /s/ Milt R. Rose
                                        --------------------------
                                        Name: Milt R. Rose
                                        Title: Vice President

Agreed to and accepted as of the date
first above written:

/s/ Brian Cheramie
-------------------------
Brian Cheramie